For period ending December 31, 2012
Exhibit 77D
File number 811-06637
Exhibit 77Q1

At the October 16, 2012 Telephonic Board meeting, the Board approved repositioning the UBS U.S. Equity Alpha Fund by changing its name and adjusting certain investment policies.  The Board approved changing the Fund's name to the UBS U.S. Defensive Equity Fund.  The Board approved changing the Fund's 80% investment policy to read as follows: under normal circumstances, at least 80% of its net assets (plus borrowings for investment purposes, if any) in equity securities of US companies to investing, under normal circumstances, at least 80% of its net assets (plus borrowings for investment purposes, if any) in equity and/or equity-related instruments of US companies.  Additionally, the Board approved changing the Fund's targeted return goal to "seek to achieve equity-like returns or better with less than equity-like risk or volatility over a full market cycle".  Lastly, the Board approved permitting the Fund to engage in an options-based strategy in an effort to hedge out a portion of equity market risk in extreme down markets.  This change is effective as of January 28, 2013.

For period ending December 31, 2012
Exhibit 77D
File number 811-06637
Exhibit 77Q1

At the September 6th and 7th, 2012 meeting of the Board of Trustees, the Board approved the expansion of the Funds' disclosure regarding their investments in interest only (IO) and principal only (PO) securities. The additional disclosure will appear in the statement of additional information for all fixed income and asset allocation funds and was included in the annual registration statement update to be filed on October 29, 2012.

The UBS Funds

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